Exhibit 10.9

Execution Version

INDEMNITY ESCROW AGREEMENT

THIS INDEMNITY ESCROW AGREEMENT (the “Agreement”) is entered into this 9th day of November 2005, by and among IT&E International Group, a Nevada corporation, (“IT&E” or the “Buyer”) and Gene Resnick, M.D., an individual (the “Shareholder”), and Union Bank of California, N.A. (the “Escrow Agent”) with respect to the following facts:

WHEREAS, pursuant to Section 3.2(c) of that certain Asset Purchase Agreement dated November 9, 2005 (the “Asset Purchase Agreement”) entered into by and among IT&E, the Shareholder and Millennix, Inc., a New York corporation, IT&E is required to deliver the sum of One Hundred Ten Thousand Dollars ($110,000.00) to the Escrow Agent via wire transfer of immediately available funds at Closing, to be escrowed and disbursed by the Escrow Agent pursuant to the terms hereof.

NOW, THEREFORE, for and in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             Incorporation; Definitions.  Capitalized terms not expressly defined in this Agreement shall have the respective meanings given to them in the Asset Purchase Agreement.

2.             Appointment of Escrow Agent.  IT&E and the Shareholder hereby appoint and designate the Escrow Agent as escrow agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment.  All references to the “Escrow Agent,” as that term is used herein, shall refer to the Escrow Agent solely in its capacity as escrow agent hereunder.

3.             Establishment of Escrow.  IT&E is depositing with the Escrow Agent an amount equal to One Hundred Ten Thousand Dollars ($110,000.00) (collectively, together with any investment earnings pursuant to Section 4 below, the “Escrow Amount”) via wire transfer of immediately available funds.

4.             Investment of Escrow Account.  The Escrow Amount shall be invested in a money market mutual fund account with the Escrow Agent as directed by IT&E; provided, further, that the Escrow Amount shall only be invested in the following types of investments: (i) marketable direct obligations issued or unconditionally guaranteed by the government of the United States of America or issued by an agency thereof and backed by the full faith and credit of the United States of America; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof which, at the time of acquisition, have the highest rating obtainable from either S&P or Moody’s; (iii) commercial paper which, at the time of acquisition, has the highest obtainable rating from either S&P or Moody’s; and (iv) certificates of deposit, repurchase agreements or bankers’ acceptances issued by any bank organized under the laws of the United States of America or any state thereof.  In no instance shall the Escrow Agent have any liability for the performance of any such investment (including, without limitation, any loss incurred on any investment liquidated prior to maturity when necessary to make a payment under this Agreement), and the Escrow Agent shall be under no obligation to give investment advice.  In the absence of written instructions, Escrow Agent will invest funds in the BlackRock Provident Cash Management Shares T-Fund, and the parties acknowledge that the Escrow Agent may render administrative services and receive additional fees from the administrator or distributor of said Fund.

5.             Claims.  From time to time on or before the first anniversary of the Closing Date (the “Survival Period”), IT&E may give written notice (a “Notice”) to the Shareholder and the Escrow Agent specifying in reasonable detail the nature and dollar amount of any Claim it may have under Article XII of the Asset Purchase Agreement.  IT&E may make more than one Claim with respect to any underlying state of facts.  If the Shareholder gives written notice to IT&E and the Escrow Agent disputing any Claim (a “Counter Notice”) within seven (7) days following the date of the Notice regarding such Claim, such Claim shall be resolved as provided below.  If no Counter Notice is delivered by the Shareholder to IT&E and the Escrow Agent within such seven (7) day period, then the dollar amount of any Claim, as set forth in the Notice, shall be deemed established and the Escrow Agent shall promptly assign, pay, transfer and convey to IT&E an amount equal to each such Claim from the Escrow Account.  If a Counter Notice is given with respect to a Claim, the Escrow Agent shall make payment of all or a portion with respect thereto only (i) to the extent a Claim is not disputed by a Counter Notice; (ii) in accordance with joint written instructions of IT&E and the Shareholder; or (iii) in accordance with a final non-appealable order of a court of competent jurisdiction pursuant to Section 10 below.  Any court order shall be accompanied by a legal opinion by counsel for the presenting party to the effect that the order is final and non-appealable.  The Escrow Agent shall act on such court order and legal opinion without further question.

6.             Termination of Escrow.  The termination of this escrow shall occur on the date that is twelve (12) months after the Closing Date (the “Release Date”).  The Escrow Amount shall only be used to satisfy Claims, if any, that are the subject of a Notice delivered prior to Release Date (each a “Valid Claim”).  Therefore, if a Valid Claim is pending and/or in dispute as of the Release Date, the Escrow Amount shall remain in the Escrow Account until resolution of such Valid Claim at which time the Escrow Amount will be disbursed by the Escrow Agent in accordance with this Agreement.  Any amounts of the Escrow Amount remaining after satisfaction or termination of all valid Claims shall be delivered by the Escrow Agent to the Shareholder within fifteen (15) days pursuant to joint written instructions from the parties hereto.

7.             Escrow Agent’s Duties.

(a)           All parties understand and agree that the Escrow Agent is not a principal, participant or beneficiary of the underlying transaction which necessitates this Agreement.  The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein, and may rely and shall be protected in acting or refraining from acting on any instrument believed by it in good faith to be and to have been signed or presented by the proper party or parties, their officers, representatives or agents.  The Escrow Agent and its directors, officers and employees shall not be liable, except for their own gross negligence or willful misconduct and, except with respect to claims based upon such gross negligence or willful misconduct that are successfully asserted against the Escrow Agent, the other parties hereto shall jointly and severally indemnify and hold harmless the Escrow Agent from and against any and all losses, liabilities, claims, actions, damages and expenses, including reasonable out-of-pocket attorney’s fees and disbursements, arising out of and in connection with this Agreement (solely from the funds in the Escrow Account, in the case of the Shareholder).  Except as set forth in this Agreement, the Escrow Agent shall not be responsible for or chargeable with knowledge of any terms and conditions contained in any other agreement among the parties hereto, including, without limitation, the Asset Purchase Agreement.

(b)           The Escrow Agent, and any successor escrow agent, may resign at any time as escrow agent hereunder by giving at least thirty (30) days prior written notice to IT&E and the Shareholder.  Upon such resignation and the appointment of a successor escrow agent, the resigning escrow agent shall be absolved from any and all liability in connection with the exercise of its powers and duties as escrow agent hereunder except for liability arising in connection with its own gross negligence or willful misconduct.  Upon their receipt of notice of resignation from the Escrow Agent, IT&E and the Shareholder shall use reasonable efforts jointly to designate a successor escrow agent.  In the event IT&E and the Shareholder do not agree upon a successor escrow agent within thirty (30) days after the receipt of such notice, the escrow agent so resigning may petition any court of competent jurisdiction for the appointment of a successor escrow agent or other appropriate relief and any such resulting appointment shall be binding upon all parties hereto.  By mutual agreement, IT&E and the Shareholder shall have the right at any time upon not less than ten (10) days prior written notice to the Escrow Agent to terminate their appointment of the Escrow Agent, or successor escrow agent, as escrow agent hereunder.  The Escrow Agent or successor escrow agent shall continue to act as escrow agent until a successor is appointed and qualified to act as escrow agent.

8.             Interpleader.  Should any controversy arise between the parties hereto with respect to this Agreement or with respect to the right to receive the Escrow Account, the Escrow Agent shall have the right, at the sole discretion of the Escrow Agent, to consult counsel and/or to institute a bill of interpleader as the exclusive forum for any such action to determine the rights of the parties.  Should such actions be necessary, or should the Escrow Agent become involved in litigation in any manner whatsoever on account of this Agreement or the Escrow Account, IT&E, on the one hand, and the Shareholder, on the other hand, hereby bind and obligate themselves, their heirs, successors and assigns to each pay one-half (1/2) of the reasonable out-of-pocket attorney’s fees incurred by the Escrow Agent, and any other disbursements, expenses, losses, costs and damages in connection with or resulting from such actions.

9.             Fees.  IT&E shall pay the fees of the Escrow Agent for the services rendered pursuant to the provisions of this Agreement.  The Escrow Agent hereby agrees that such fees shall be in the amounts set forth on the Schedule of Fees attached hereto as Exhibit A.  In the event that any fees, costs or expenses shall remain unpaid for thirty (30) days after written notice from the Escrow Agent to IT&E, the Escrow Agent may withdraw such fees, costs or expenses from the income of the Escrow Account; provided, however, that in such an event, IT&E shall be obligated to promptly replace any funds so withdrawn.  Except where otherwise noted, this fee covers account acceptance, set up and termination expenses, plus usual and customary related administrative services such as safekeeping, investment and payment of funds specified herein.  Activities requiring excessive administrator time or out-of-pocket expenses such as optional substitution of collateral or securities shall be deemed extraordinary expenses for which related costs, transaction charges and additional fees will be billed at the Escrow Agent’s standard charges for such items.

10.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to the conflicts of laws principles.  The exclusive forum for any action or preceding seeking to enforce any provision of, or based on any right arising out of this Agreement against any of the parties shall be the United States District court located in San Diego, California, or if such court does not have jurisdiction, a state court located in San Diego, California.

11.           Notices.  All notices and instructions provided for or permitted hereunder shall be in writing and shall be deemed given if delivered personally (including delivery by an express delivery service or by facsimile transmission during the recipient’s regular business hours) or mailed, by certified or registered mail, return receipt requested, with postage prepaid, and addressed to the parties hereto as follows:

If to IT&E:

IT&E International Group
Attention: Peter Sollenne, Chief Executive Officer
and Dave Vandertie, Chief Financial Officer
505 Lomas Santa Fe Drive, Suite 200
Solana Beach, California 92075
Telephone: (858) 777-1644
Facsimile: (858) 366-0961

with a required copy to:	Foley & Lardner LLP Attention: Kenneth D. Polin, Esq. 402 West Broadway, Suite 2300 San Diego, California 92101 Telephone: (619) 234-6655 Facsimile: (619) 234-3510

If to the Escrow Agent:

Union Bank of California, N.A.
Attention: Lorraine McIntire
Vice President
Corporate Trust Department
120 South Pedro Street, Suite 400
Los Angeles, California 90012
Telephone: (213) 972-5675
Facsimile: (213) 972-5694

If to Gene Resnick:	Gene Resnick, M.D. 3020 Westchester Avenue, Suite 202 Purchase, New York 10577 Attention: Gene Resnick, M.D. Facsimile (914) 694-3293

with a required copy to:	Herrick, Feinstein LLP 2 Park Avenue New York, New York 10016 Attention: John Goldman, Esq. Facsimile: (212) 592-1500

Any such notice or instruction shall be effective upon receipt.  Any party may change its address and facsimile number for the purpose of notice by giving notice in accordance with the provisions of this Section 11.

12.           Assignment, Successors and No Third-Party Rights.  No party may assign any of its rights under this Agreement without the prior consent of the other parties, which will not be unreasonably withheld or delayed, except that IT&E may assign any of its rights under this Agreement to any third party who acquires all or substantially all of the business of IT&E to which this Agreement relates, provided that such third party agrees to be bound by this Agreement.  Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties.  Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.  This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

13.           Entire Agreement; Amendment.  This Agreement, as among the parties hereto, and this Agreement and the Asset Purchase Agreement, as between the Buyer and the Shareholder, contain the entire understanding between the parties hereto concerning the subject matter addressed in this Agreement and this Agreement may not be changed, modified, altered or terminated except by an agreement in writing executed by the parties hereto.  Any waiver, failure or delay in exercise by the parties to this Agreement of any of their rights under this Agreement or of any breach of this Agreement shall not constitute a waiver of any other rights or of any other future breach.

14.           Attorney’s Fees.  If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach or default relating to this Agreement, the successful or prevailing party shall be entitled to recover reasonable out-of-pocket attorney’s fees and other costs incurred in such dispute, action or proceeding, in addition to any other relief to which it or they may be entitled.  The Escrow Agent shall be entitled to deduct any reasonable attorney’s fees incurred pursuant to this Section 14 from the Escrow Account; provided, however, that in the event such attorney’s fees are chargeable to IT&E, IT&E shall be obligated to promptly replace any funds so deducted.

15.           Counterparts;  Facsimile.  This Agreement may be executed in one or more counterparts, all of which when fully-executed and delivered by all parties hereto and taken together shall constitute a single agreement, binding against each of the parties.  To the maximum extent permitted by law or by any applicable governmental authority, any document may be signed and transmitted by facsimile with the same validity as if it were an ink-signed document.  Each signatory below represents and warrants by his or her signature that he or she is duly authorized (on behalf of the respective entity for which the signatory has acted) to execute and deliver this instrument and any other document related to this transaction, thereby fully binding each such respective entity.

16.           Severability.  If any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and such provision shall be so modified such that the provision shall be legal, valid or enforceable, or if such provision cannot be modified, as if such provision had never been included in this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had been drafted as modified or had never been contained herein.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Indemnity Escrow Agreement as of the date first written above.

“IT&E”	IT&E INTERNATIONAL GROUP, a Nevada corporation

	By:	/s/ Peter Sollenne
Peter Sollenne, Chairman and Chief Executive Officer

“Shareholder”	/s/ Gene Resnick
GENE RESNICK, M.D., an individual

“Escrow Agent”	UNION BANK OF CALIFORNIA, N.A.,

	By:	/s/ Lorraine McIntire
	Name:	Lorraine McIntire
	Its:	Vice President

[Signature Page to Indemnity Escrow Agreement]

EXHIBIT A
SCHEDULE OF FEES

UNION BANK OF CALIFORNIA, N.A.

CORPORATE TRUST SERVICES

Schedule of Fees

for

Escrow Agent Services

Acceptance and Set-up Fee:	WAIVED
(Due and payable on the closing date.)

Annual Escrow Administration Fee:	$ 2,500.00
(First year’s fee is due and payable in advance on the closing date)

Legal Counsel Fee:	No Charge
(use of Union Bank in-house legal counsel)

Out-of-Pocket Expenses:	As Invoiced

Extraordinary Services:	By Appraisal

Fees subject to acceptance and review by Union Bank of California, N.A. of all documents pertaining to this transaction.